Exhibit (h)(7)

THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND

Special Administrative Services Agreement

This Agreement is made as of this ____ day of __________, 2007 between THE COMMUNITY REINVESTMENT ACT QUALIFIED INVESTMENT FUND, a Delaware business trust (the “Fund”), and CRAFUND ADVISORS, INC., a Delaware corporation (the “Manager”).

WHEREAS, the Fund is an open-end management investment company and is so registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Fund desires to retain the Manager to provide special administrative services for the benefit of the Fund’s class of shares known as “CRA Shares,” and the Manager is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follow:

I. SPECIAL ADMINISTRATIVE SERVICES

1. Appointment. The Fund hereby appoints the Manager to provide the services described herein for CRA Shares of the Fund on the terms and for the period set forth in this Agreement, and the Manager hereby accepts such appointment and agrees to perform such services for the compensation provided in this Section I.

2. Services. Subject to the supervision and control of the Fund’s Board of Trustees, the Manager will provide the following services on behalf of shareholders who have invested in the Fund’s CRA Shares for regulatory purposes, i.e. to garner positive consideration under the Community Reinvestment Act of 1977 (“CRA”) (“CRA Shareholders”):

(i)	providing supporting documentation of qualified investments to allocated shareholders;

(ii)	monitoring the CRA examination schedules of allocated shareholders;

(iii)	on-going analysis of CRA guidelines and any amendments thereto; and

(iv)	providing CRA examination support as needed.

In providing services hereunder, the Manager will act in conformity with the Fund’s Agreement and Declaration of Trust, Bylaws and CRA Shares Prospectus and with the instructions and directions of the Board of Trustees of the Trust, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

3. Subcontractors. It is understood that the Manager may from time to time employ or associate with itself such person or persons as it may believe to be particularly fitted to assist in the performance of this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Manager and the Manager shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

4. Expenses Assumed Under this Agreement. The Manager shall pay all expenses incurred by it in performing its services and duties hereunder.

5. Compensation. For the services provided and the expenses assumed pursuant to this Section I, the Fund will pay the Manager a fee, computed daily and payable monthly, at the annual rate of 0.10% of the average net asset value of the CRA Shares of the Fund that are outstanding from time to time attributable to CRA Shareholders.

II. CONFIDENTIALITY

The Manager will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior or present shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder or under any other agreement with the Fund, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

III. LIMITATIONS OF LIABILITY

The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

IV. DURATION AND TERMINATION

This Agreement shall become effective on the date the public offering of Institutional Shares or Retail Shares of the Fund commences, whichever such date is earlier, provided that the Agreement has been approved by a majority of the Board of Trustees, including a majority of those trustees who are not “interested persons” of the Fund and who have no direct or indirect financial interest in the operation of this Agreement (the “Disinterested Trustees”). Unless sooner terminated as provided herein, this Agreement shall continue until October 25, 2008. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of the Disinterested Trustees and (b) by the Board of Trustees of the Fund; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Disinterested Trustees or by the Manager at any time, without the payment of any penalty, on 60 days’ written notice to the other party to the Agreement. This Agreement will automatically and immediately terminate in the event of its “assignment.” (As used in this Agreement, the terms “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act.)

V. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought; provided that any material amendment of the terms of this Agreement (including any amendment to increase the compensation payable under Section I hereof) shall become effective only upon approval by a majority of the Fund’s Board of Trustees, including a majority of the Disinterested Trustees.

VI. NOTICES

Notices of any kind to be given to the Fund hereunder by the Manager shall be in writing and shall be duly given if mail or delivered to the Fund at 1830 Main Street, Suite 204, Weston, Florida 33326, Attention: David K. Downes, or at such other address or to such individual as shall be so specified by the Fund to the Manager. Notices of any kind to be given to the Manager hereunder by the Fund shall be in writing and shall be duly given if mailed or delivered to the Manager at 1830 Main Street, Suite 204, Weston, Florida 33326, Attention: Todd J. Cohen, or at such other address or to such individual as shall be so specified by the Manager to the Fund.

VII. MISCELLANEOUS

1. Board Reports. The Manager shall provide the Board of Trustees of the Fund, at least quarterly, with a written report of all amounts expended pursuant to this Agreement and the purpose for which the amounts were expended.

2. Construction. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section IV hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation of the Securities and Exchange Commission thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND

By: ____________________________

Name:__________________________

Title: ___________________________

CRAFUND ADVISORS, INC.

By: ____________________________

Name:__________________________

Title: ___________________________